Exhibit 4.10

CERTIFICATE OF INCORPORATION

OF

PENNYMAC TRS I, INC.

1.	The name of the corporation is PennyMac TRS I, Inc.

2.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is 1,000, each with a $.01 par value.

5.	The name and mailing address of the incorporator is as follows:

Name	Address
Anne McCallion	27001 Agoura Road, Third Floor
Calabasas, California 91301

6.	The corporation is to have perpetual existence.

7.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of August 2009.

/s/ Anne McCallion
Anne McCallion
Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

*****

PennyMac TRS I, Inc., existing under and by virtue of the General Corporation Law of the State of Delaware. DOES HEREBY CERTIFY:

1. That the Board of Directors of PennyMac TRS I, Inc., by unanimous written consent of its members, filed with the minutes of the Board of Directors, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and causing a written consent of the sole stockholder of said corporation to be prepared and distributed to such sole stockholder for consideration of said amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of PennyMac TRS I, Inc. be amended by changing Article 1. thereof so that, as amended, said Article shall be and read as follows:

1. The name of the corporation is PennyMac Corp.

2. That thereafter, pursuant to resolution of the Board of Directors of said corporation, a written consent of the sole stockholder of said corporation in favor of such proposed amendment was prepared and distributed to such sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware, and such written consent was executed by such sole stockholder and delivered to said corporation.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of December 2009.

By:	/s/ Jeff Grogin
Name: Jeff Grogin
Title: Executive Vice President and Secretary